MAYTAG INCREASES ITS SHARE REPURCHASE TARGET FOR '98




     NEWTON, IOWA--(Aug. 5, 1998)--Maytag Corporation will repurchase more of its common stock this year than originally planned, according to an announcement today by Leonard A. Hadley, chairman and CEO.

     "Our business continues to be very strong," Hadley said, "and year-to-

date we have repurchased nearly 4 million Maytag shares, which was our initial target for all of 1998.  Given the cash flow strength being generated by record sales and earnings, we will continue to buy back Maytag stock as the year progresses.

     "The innovative home and commercial products we've brought to market in the past year have been tremendous successes.  Building on our record first-half performance, Maytag is well-positioned to deliver another year of record sales and earnings in 1998."

     Maytag has repurchased approximately 19.7 million shares of its common stock since the program started in October 1995.  Approximately 11.1 million more shares are available for repurchase under the current authorization.  As of July 31, the corporation had 91.1 million shares outstanding.

     Maytag Corporation is a leading producer of home and commercial appliances.  Its products are sold to customers throughout North America and in targeted international markets.  Maytag also is the majority owner in a China joint venture with Hefei Rongshida, one of that country's leading washing machine companies.



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CPI9821

Media Contact:

Additional Information:
James G. Powell
www.maytagcorp.com
Maytag Communications
515-787-8392